Exhibit 99.1

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

www.cedc.com

Ul. Bobrowiecka 6	3000 Atrium Way, Suite 265
02-728 Warsaw, Poland	Mt. Laurel, NJ 08054
Telephone: 48-22-488-3400	Telephone: (856) 273-6980
Fax: 48-22-488-3410	Fax: (856) 273-6996

January 29, 2013

Dear Dr. Kaufman,

This letter is in response to your letters to the CEDC Board of Directors and other investors in CEDC dated January 16, 2013 and January 25, 2013.

The Board is pleased that you see signs of improvement in CEDC’s operations, which is an objective that the CEDC Board as a whole has been working towards incessantly notwithstanding the setbacks that the company has suffered.

The Board believes that your letter mischaracterizes the deal that was reached with Roust Trading Ltd. (“RTL”) and the intent of the Special Committee of Directors. Furthermore, the Board believes that your letter contradicts positions that you had clearly taken in previous correspondence only a few months back.

The December deal represents a clean slate off of which CEDC can restructure its capital with the involvement of RTL and, potentially, others. It resolves past disputes with RTL and allows the parties to work on a path forward. In summary, the December deal enables the company and RTL to do what you have been advocating that the parties should do: work together to find a long-term solution to CEDC’s financial and operational challenges.

The December Deal Allows CEDC Time to Identify An Appropriate Restructuring Solution

The Board believes that the December deal was beneficial to CEDC and its investors and that your criticism of that deal is misguided.

From an operational standpoint, CEDC faced certain financial challenges in December 2012; primarily short-term liquidity requirements mainly driven by large seasonal excise payments. The December deal with RTL delivered to CEDC use of US$50 million of cash that CEDC otherwise would not have been able to use to meet its operational requirements. As you know, CEDC’s business is seasonal, with the Winter months accounting for a high proportion of

CEDC’s annual sales. The December deal allows CEDC to manufacture and sell product in one of the most important quarters of the year. Additionally, RTL agreed to secure an additional US$15 million of liquidity for CEDC’s use.

From the standpoint of the relationship with RTL, it became clear at the end of 2012 that RTL was no longer committed to providing a backstop to the maturing 2013 Convertible Notes. On the other hand, there was at least an argument that CEDC was bound to its agreements with RTL and could not, therefore, seek or pursue alternatives.

The December deal eliminated the overhang caused by potential claims by RTL in relation to the Amended Securities Purchase Agreement and Amended Governance Agreement. It also terminated the Amended Securities Purchase Agreement and Amended Governance Agreement as of January 21, 2013, thereby allowing CEDC to entertain alternatives to RTL (should any be available).

In other words, the December deal enables CEDC to carry on its operations during the critical Winter months while, at the same time, providing CEDC with an opportunity to work with its advisors and RTL to identify an appropriate restructuring path to address CEDC’s critical financial challenges.

The December Deal Does Not Deliver Full Control to RTL

The December deal is aimed at ensuring that shareholder democracy prevails. The agreement with RTL is simply that shareholders be given a choice between a Board that continues to be led by non-RTL directors and a Board led by directors nominated by RTL. The choice is entirely for the shareholders to make, which is evidence that the directors are not entrenched at all, but simply recognize their duty to see the successful restructuring of CEDC through.

Moreover, the December deal implements appropriate protection against potential conflicts of interest that may arise between RTL and CEDC. The Restructuring Committee, which is controlled by non-RTL directors, has responsibility for all matters related to the restructuring of CEDC’s capital. Any proposals for transactions with RTL or its affiliates must be approved by non-RTL directors.

We note that in your letter you object to RTL having three nominees on the Board, which you expressly supported in your letter of November 14, 2012 and in previous correspondence as well (specifically supporting the Amended Securities Purchase Agreement and Amended Governance Agreement entered into with RTL). Therefore, we do not understand your current objection.

You also object to Mr. Winterton’s nomination to the position of CEO. The entire Board believes that Mr. Winterton has been performing admirably in a very difficult situation as CEO of RAG since April 2012 and believe he is the best candidate for the job.

You also object to Mr. Tariko heading up the Operational Management Committee of the Board, which is charged with overseeing day-to-day operations of the company. This is simply inexplicable given that you aggressively and insistently argued for the nomination of Mr. Tariko as CEO of the Company in your previous letter dated November 19, 2012. You have consistently stated that the Company would benefit from Mr. Tariko’s expertise in the industry and his prominent position in Russia. This is exactly what the Company has been seeking to do. Accordingly, the Board believes your objections to be contradictory and unfounded.

Annual Meeting of Shareholders.

CEDC and Russian Standard are currently preparing to call an Annual Meeting of CEDC shareholders as soon as practicable and expect to do so in the coming weeks. In that context, we note the filing on January 28, 2013, of your application to the Delaware Court of Chancery for a summary order compelling CEDC to hold an Annual Meeting at the earliest possible date. The Board is disappointed that you feel it necessary to force CEDC to incur the unnecessary additional expense of responding to a suit to force the calling of an Annual Meeting that will ultimately prove unnecessary.

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In conclusion, we would like to reiterate our commitment to CEDC and all stakeholders. We urge you to work with us constructively to help CEDC through the challenges ahead.

Sincerely,

Scott Fine

Vice-Chairman and Lead Director

On behalf of the CEDC Board of Directors

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